Exhibit 99.1

Net 1 UEPS Technologies, Inc. Announces 2009 First Quarter Results

Johannesburg, South Africa (November 6, 2008) – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NASDAQ: UEPS; JSE: NT1) today announced results for the three months ended September 30, 2008.

Results

Three months ended September 30, 2008 and 2007

	GAAP Q1 2009	GAAP Q1 2008	GAAP Variance %	Fundamental Q1 2009 (1)	Fundamental Q1 2008 (1)	Fundamental Variance %
Net income (USD’000)	26,244	17,928	46%	22,696	19,659	15%

Earnings per share, basic (US cents)	46	31	48%	40	34	18%

Revenue (USD’000)	67,935	60,259	13%	67,935	60,259	13%

(1) - Fundamental net income and earnings per share is GAAP net income and earnings per share excluding the amortization of acquisition-related intangible assets, net of deferred taxes, stock-based compensation charges and, where applicable, the effect of the change in the fully distributed tax rate from 35.45% to 34.55% . In addition, Johannesburg Stock Exchange (“JSE”) listing costs, a bank facility fee and an unrealized foreign exchange gain related to a short-term investment are also excluded in calculating fundamental net income and earnings per share.

     Since the Company’s reporting currency is the US dollar (“USD”) but its functional currency is the South African rand (“ZAR”), and due to the impact of currency fluctuations between the USD and the ZAR on the Company’s results of operations, the Company also analyzes its results of operations in ZAR to assist investors in understanding the changes in the underlying trends of its business. The USD was stronger against the ZAR during the three months ended September 30, 2008, as compared with the prior period. The impact of these changes on results of operations is shown under the column “Change” in the tables of key metrics included in Attachment A at the end of this press release.

	GAAP Q1 2009	GAAP Q1 2008	GAAP Variance %	Fundamental Q1 2009(1)	Fundamental Q1 2008(1)	Fundamental Variance %
Net income (ZAR’000)	204,821	127,715	60%	176,673	140,049	26%

Earnings per share, basic (ZAR cents)	357	224	59%	308	245	26%

Revenue (ZAR’000)	530,197	429,269	24%	530,197	429,269	24%

(1) - Fundamental net income and earnings per share is GAAP net income and earnings per share excluding the amortization of acquisition-related intangible assets, net of deferred taxes, stock-based compensation charges and, where applicable, the effect of the change in the fully distributed tax rate from 35.45% to 34.55% . In addition, JSE listing costs, a bank facility fee and an unrealized foreign exchange gain related to a short-term investment are also excluded in calculating fundamental net income and earnings per share.

Use of Non-GAAP measures

     US securities laws require that when we publish any non-GAAP measures we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental earnings and headline earnings per share are non-GAAP measures.

Fundamental earnings

     Under US generally accepted accounting principles (“GAAP”), the Company is required to fair value all intangible assets on the date of acquisition and amortize these intangible assets over their expected useful lives. In addition, under GAAP, the Company is required to measure the fair value of options and other stock-based awards and recognize a stock-based compensation charge over the requisite service period. The Company's GAAP net income and earnings per common share for the three months ended September 30, 2008 and 2007 includes amortization of intangibles and stock-based compensation charges related to stock options and other stock-based awards, as well as JSE listing costs, a bank facility fee and an unrealized foreign exchange gain related to a short-term investment. Finally, the effect of the change in the fully distributed tax rate from 35.45% to 34.55% in July 2008 is included in the Company’s net income and earnings per common share for the period ended September 30, 2008. The Company excludes all of the above-mentioned amounts when calculating fundamental net income and earnings per common share because management believes that these adjustments enhance its own evaluation, as well as an investor's understanding, of the Company's financial performance. Attachment B presents a reconciliation between GAAP and fundamental net income and earnings per common share.

Headline earnings per share (“HEPS”)

     The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted are calculated using net income which has been determined based on US GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including, but not limited to, International Financial Reporting Standards. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted.

First Quarter Highlights

  Acquisition of BGS Smartcard Systems AG, an Austrian private company on August 27, 2008;
  Successful demonstration of UEPS technology, together with Sberbank, to the Prime Minister of the Russian Federation at the World Economic Forum in Sochi;
  Successful launch of our UEPS solution in Iraq for the distribution of grants;
  Commencement of registration of grant recipients in Botswana;
  Successful launch of our UEPS fleet management system with Wesbank in South Africa;
  Continued wide-spread implementation of the UEPS technology across multiple business segments in Ghana;
  Implementation of our wage payments system with our first major corporate customer;
  Increased revenues and operating income in all provinces where we distribute social welfare grants;
  Merchant acquiring system transactions increased 20% to $319.4 million in the first quarter of fiscal 2009 from $266.9 million in the first quarter of fiscal 2008 and the number of transactions processed per terminal increased 24% from the first quarter of fiscal 2008;
  The total number of active UEPS smart card-based accounts increased 2% to 4,039,359 as of September 30, 2008, compared to September 30, 2007; and
  The number of transactions processed by EasyPay increased 14% from the first quarter of fiscal 2008.

Comments and Outlook

     “I am very pleased with the results of our activities during the first quarter of fiscal 2009,” said Dr. Serge Belamant, Chairman and Chief Executive Officer of Net1. “The success of our business model is apparent in our financial results, despite the recent disruptions in the financial markets and concerns about a weakening global economy. I am particularly pleased to welcome the BGS team to the Net1 family and we are excited about the new dimension that this acquisition brings to Net1 to accelerate the global deployment of our technology,” he concluded.

     “We maintain our outlook of 15% fundamental earnings per share growth on a constant currency basis for fiscal 2009,” said Herman Kotzé, Chief Financial Officer of Net1. “Our GAAP earnings per share growth should exceed 25% on a constant currency basis as a result of the change in tax rates and the foreign exchange gains on a short-term investment,” he concluded.

Conference call

     Net1 will host a conference call to review first quarter results on November 7, 2008, at 8:00 a.m. Eastern Standard Time. To participate in the call, dial 1-800-860-2442 (US only), 1-866-519-5086 (Canada only), 0-800-917-7042 (U.K. only) or 0-800-200-648 (South Africa only) five minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1ueps.com. Please click on the webcast link at least 10 minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through November 28, 2008.

About Net1 (www.net1ueps.com)

     Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. The Company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, the Company has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other cardholders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification.

     The Company also focuses on the development and provision of secure transaction technology, solutions and services. The Company’s core competencies around secure online transaction processing, cryptography and integrated circuit card (chip/smart card) technologies are principally applied to electronic commerce transactions in the telecommunications, banking, retail, petroleum and utilities market sectors. These technologies form the cornerstones of the “trusted transactions” environment of Prism, a South African based subsidiary of the Company, and provide the Company with the building blocks for developing secure end-to-end payment solutions.

     Net1 recently acquired 80.1% of BGS Smartcard System AG (“BGS”), an Austrian company, whose core business consists of developing and integrating smart card-based offline and online financial transaction systems. Since 1993, BGS has implemented tailor-made smart card-based payment solutions, focusing on emerging economies and in cooperation with banks, enterprises and government authorities. BGS is headquartered in Vienna, Austria, and has subsidiaries in India and Russia, and a branch office in the Ukraine. Distributors are located in Asia, Central and South America, the Commonwealth of Independent States and the Middle East.

Forward-Looking Statements

     This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that could cause the Company's actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact William Espley at Net1 Investor Relations at:
Telephone: 1-604-484-8750
Toll Free: 1-866-412-NET1 (6381)

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended
	September 30,
	2008	2007
	(In thousands, except per share data)
REVENUE	$67,935	$60,259
EXPENSE
COST OF GOODS SOLD, IT PROCESSING,
SERVICING AND SUPPORT	19,236	15,143
SELLING, GENERAL AND ADMINISTRATION	17,998	16,464
DEPRECIATION AND AMORTIZATION	3,423	2,746

OPERATING INCOME	27,278	25,906
UNREALIZED FOREIGN EXCHANGE GAIN
RELATED TO SHORT-TERM INVESTMENT	6,076	-
INTEREST INCOME, net	3,162	2,982
INCOME BEFORE INCOME TAXES	36,516	28,888
INCOME TAX EXPENSE	9,902	10,872
NET INCOME FROM CONTINUING OPERATIONS
BEFORE MINORITY INTEREST AND LOSS FROM
EQUITY-ACCOUNTED INVESTMENTS	26,614	18,016
MINORITY INTEREST	60	(196)
LOSS FROM EQUITY-ACCOUNTED
INVESTMENTS	(310)	(284)
NET INCOME	$26,244	$17,928
Net income per share
Basic earnings, in cents – common stock and linked
units	45.7	31.4
Diluted earnings, in cents – common stock and
linked units	45.4	31.2

NET 1 UEPS TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets

	Unaudited	(A)
	September 30,	June 30,
	2008	2008
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$245,924	$272,475
Pre-funded social welfare grants receivable	64,834	35,434
Accounts receivable, net of allowances of – September: $243; June: $260	42,048	21,797
Finance loans receivable, net of allowances of – September: $1,086; June: $1,007	4,114	4,301
Deferred expenditure on smart cards	98	78
Inventory	6,840	6,052
Deferred income taxes	6,112	5,597
Total current assets	369,970	345,734
LONG-TERM RECEIVABLE	192	207
PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED
DEPRECIATION OF – September: $25,759; June: $24,753	8,297	6,291
EQUITY-ACCOUNTED INVESTMENTS	2,969	2,685
GOODWILL	114,310	76,938
INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION OF –
September: $18,461; June: $16,486	92,344	22,216
TOTAL ASSETS	588,082	454,071
LIABILITIES
CURRENT LIABILITIES
Short-term loan facility	110,000	-
Accounts payable	8,379	4,909
Other payables	49,880	57,432
Income taxes payable	17,058	14,162
Total current liabilities	185,317	76,503
DEFERRED INCOME TAXES	38,716	33,474
OTHER LONG-TERM LIABILITIES, including minority interest loans	4,507	3,766
COMMITMENTS AND CONTINGENCIES	-	-
TOTAL LIABILITIES	228,540	113,743
MINORITY INTEREST	1,898	-
SHAREHOLDERS’ EQUITY
COMMON STOCK
Authorized: 83,333,333 with $0.001 par value;
Issued shares - September: 53,598,304; June: 53,423,552	52	52
SPECIAL CONVERTIBLE PREFERRED STOCK
Authorized: 50,000,000 with $0.001 par value;
Issued and outstanding shares - September: 4,801,291; June: 4,882,429	5	5
B CLASS PREFERENCE SHARES
Authorized: 330,000,000 with $0.001 par value;
Issued and outstanding shares (net of shares held by Net1) - September:
35,377,959; June: 35,975,818	6	6
ADDITIONAL PAID-IN-CAPITAL	121,625	119,283
TREASURY SHARES, AT COST: September: 306,269; June: 306,269	(7,950)	(7,950)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(49,090)	(37,820)
RETAINED EARNINGS	292,996	266,752
TOTAL SHAREHOLDERS’ EQUITY	357,644	340,328
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$588,082	$454,071
(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended
	September 30,
	2008	2007
	(In thousands)

Cash flows from operating activities
Net income	$26,244	$17,928
Depreciation and amortization	3,423	2,746
Loss from equity-accounted investments	310	284
Fair value adjustment related to financial liabilities	(36)	(73)
Fair value of FAS 133 derivative adjustments	64	7
Unrealized foreign exchange gain related to short-term
investment	(6,076)	-
Interest payable	639	117
Loss (Profit) on disposal of property, plant and equipment	1	(10)
Minority interest	60	(196)
Stock-based compensation charge	1,205	841
Facility fee amortized	748	-
(Increase) Decrease in accounts receivable, pre-funded
social welfare grants receivable and finance loans receivable	(46,141)	5,538
(Increase) Decrease in deferred expenditure on smart cards	(23)	94
Increase in inventory	(217)	(1,765)
(Decrease) Increase in accounts payable and other payables	(14,415)	12,419
Decrease in taxes payable	3,409	496
(Decrease) Increase in deferred taxes	(2,170)	1,817
Net cash (used in) provided by operating activities	(32,975)	40,243

Cash flows from investing activities
Capital expenditures	(2,844)	(671)
Proceeds from disposal of property, plant and equipment	1	41
Acquisition of BGS, net of cash acquired	(95,328)	-
Acquisition of shares in equity-accounted investments	(550)	-
Net cash used in investing activities	(98,721)	(630)

Cash flows from financing activities
Proceeds from issue of share capital, net of share issue
expenses	155	150
Proceeds from short-term loan facility	110,000	-
Payment of facility fee	(1,100)	-
Proceeds from bank overdrafts	2	9
Repayment of bank overdraft	(1)	(16)
Net cash provided by financing activities	109,056	143

Effect of exchange rate changes on cash	(3,911)	4,039

Net (decrease) increase in cash and cash equivalents	(26,551)	43,795

Cash and cash equivalents – beginning of period	272,475	171,727

Cash and cash equivalents – end of period	$245,924	$215,522

Net 1 UEPS Technologies, Inc.
Attachment A

Key metrics and statistics at and for the three months ended September 30, 2008 and 2007 and June 30, 2008:

Three months ended September 30, 2008 and 2007 and June 30, 2008

						Change – constant
				Change - actual		exchange rate(1)
				Q1 ‘09	Q1 ‘09	Q1 ‘09	Q1 ‘09
Key statement of operations data, in				vs	vs	vs	vs
’000, except EPS	Q1 ‘09	Q1 ‘08	Q4 ‘08	Q1 ‘08	Q4 ‘08	Q1 ‘08	Q4 ‘08
	USD	USD	USD
Revenue	$67,935	$60,259	$62,231	13%	9%	24%	9%
Operating income	27,278	25,906	27,604	5%	(1)%	15%	(1)%
Income tax expense	9,902	10,872	11,376	(9)%	(13)%	0%	(13)%
Net income	$26,244	$17,928	$21,482	46%	22%	60%	22%
Earnings per share,
Basic (cents)	46	31	38	48%	21%	63%	21%
Diluted (cents)	45	31	37	45%	22%	59%	22%
Fundamental earnings per share,
Basic (cents)	40	34	41	18%	(2)%	29%	(2)%

Key segmental data, in ’000, except
margins
Revenue:
Transaction-based activities	$40,344	$38,164	$38,035	6%	6%	16%	6%
Smart card accounts	8,570	9,136	8,445	(6)%	1%	3%	2%
Financial services	1,784	2,183	1,934	(18)%	(8)%	(10)%	-8%
Hardware, software and related
technology sales	17,237	10,776	13,817	60%	25%	75%	25%
Total consolidated revenue	$67,935	$60,259	$62,231	13%	9%	24%	9%

Consolidated operating income (loss):
Transaction-based activities	$21,638	$20,589	$21,912	5%	(1)%	15%	(1)%
Smart card accounts	3,895	4,152	3,840	(6)%	1%	3%	1%
Financial services	327	446	524	(27)%	(38)%	(20)%	(38)%
Hardware, software and related
technology sales	4,134	1,940	2,123	113%	95%	133%	95%
Corporate/ Eliminations	(2,716)	(1,221)	(795)	122%	242%	144%	242%
Total operating income	$27,278	$25,906	$27,604	5%	(1)%	15%	(1)%

Operating income margin (%)
Transaction-based activities	54%	54%	58%
Smart card accounts	45%	45%	45%
Financial services	18%	20%	27%
Hardware, software and related
technology sales	24%	18%	15%
Overall operating margin	40%	43%	44%

	Sep 30,	Jun 30,
	2008	2008	Change
Key balance sheet data, in ’000
Cash and cash equivalents	$245,924	$272,475	(10)%
Total current assets	369,970	345,734	7%
Total assets	588,082	454,071	30%
Total current liabilities	185,317	76,503	142%
Total shareholders’ equity	$357,644	$340,328	5%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the first quarter of fiscal 2009 also prevailed during the first quarter of fiscal 2008 and the fourth quarter of fiscal 2008.

Three months ended September 30, 2008 and 2007 and June 30, 2008 (continued)

				Change
				Q1 ‘09	Q1 ‘09
				vs	vs
Additional information:	Q1 ‘09	Q1 ‘08	Q4 ‘08	Q1 ‘08	Q4 ‘08
Transaction-based activities:
Total number of grants paid:

KwaZulu-Natal	5,230,041	5,040,155	5,182,170	4%	1%
Limpopo	2,958,456	2,935,110	2,957,809	1%	-%
North West	1,385,537	1,219,059	1,289,828	14%	7%
Northern Cape	497,726	496,101	496,884	-%	-%
Eastern Cape	2,058,236	2,137,975	2,047,136	(4)%	1%
	12,129,996	11,828,399	11,973,827	3%	1%

Average revenue per grant paid:	ZAR	ZAR	ZAR
KwaZulu-Natal	23.89	21.01	23.83	14%	-%
Limpopo	18.15	16.76	18.56	8%	(2)%
North West	25.68	21.10	22.39	22%	15%
Northern Cape	24.03	19.06	24.05	26%	-%
Eastern Cape	16.52	15.02	16.52	10%	-%

UEPS merchant acquiring system:
Terminals installed at period end	4,170	4,305	4,394	(3)%	(5)%
Number of participating retail
locations at period end	2,382	2,578	2,454	(8)%	(3)%
Value of transactions processed
through POS devices during the
quarter (in ZAR ’000)	2,486,912	1,901,570	2,243,592	31%	11%
Value of transactions processed
through POS devices during the
completed pay cycles for the quarter
(in ZAR ’000)	2,288,288	1,900,684	2,178,596	20%	5%
Average number of grants processed
per terminal during the quarter	1,061	858	965	24%	10%
Average number of grants processed
per terminal during the completed pay
cycles for the quarter	983	858	936	15%	5%

EasyPay transaction fees:
Number of transactions processed	135,240,966	119,032,899	133,380,549	14%	1%
Average fee per transaction (in ZAR)	0.22	0.21	0.22	5%	-%

Three months ended September 30, 2008 and 2007 and June 30, 2008 (continued)

				Change
				Q1 ‘09	Q1 ‘09
				vs	vs
	Q1 ‘09	Q1 ‘08	Q4 ‘08	Q1 ‘08	Q4 ‘08
Smart card accounts:
Total number of smart card accounts	4,039,359	3,943,580	4,022,193	2%	-%

Hardware, software and related
technology sales:
Ad hoc significant hardware sales
(USD ’000)
Nedbank hardware	2,300	-	700	n/m	229%
Ghana – in terms of contract	3,900	1,000	5,000	290%	(22)%

Financial services: (USD ’000)
Traditional microlending:
Finance loans receivable – gross	2,595	5,249	2,864	(51)%	(9)%
Allowance for doubtful finance loans
receivable	(1,086)	(3,011)	(1,007)	(64)%	8%
Finance loans receivable – net	1,509	2,238	1,857	(33)%	(19)%

UEPS-based lending:
Finance loans receivable –net and
gross (i.e., no provisions)	2,605	3,064	2,444	(15)%	7%

Earnings (Loss) from equity-accounted
investments: (USD ’000)
Beginning of period	(2,611)	(1,774)	(2,389)
Equity-accounted earnings (loss)	(310)	(284)	(235)

Equity-accounted earnings (loss) –
SmartSwitch Namibia(1)	6	(6)	11
Equity-accounted earnings (loss) –
SmartSwitch Botswana(1)	(35)	(92)	97
Equity-accounted (loss) – VTU
Colombia	(246)	(159)	(301)
Equity-accounted (loss) – VinaPay.	(35)	(27)	(42)

Foreign currency adjustment	222	(54)	13
End of period	(2,699)	(2,112)	(2,611)

nm – Statistic not meaningful
(1) – includes the elimination of unrealized net income

Net 1 UEPS Technologies, Inc.
Attachment B

Reconciliation of GAAP results to fundamental results:

Three months ended September 30, 2008

	Three months ended September 30,
		Amortization	Stock-		2008
	2008	of intangible	based		Funda-
	GAAP	assets(1)	charge(2)	Other(3)	mental

Net income (USD’000)	26,244	1,490	1,205	(6,243)	22,696
Earnings per share, basic (USD cents)	46				40

Net income (ZAR’000)	204,821	11,631	9,404	(49,184)	176,673
Earnings per share, basic (ZAR cents)	357				308

(1) Amortization of Prism, EasyPay and BGS intangibles, net of deferred tax benefit:
				$ ’000	ZAR ’000
Customer relationships				1,203	9,389
Trademarks				87	679
Software and unpatented technology				851	6,642
Deferred tax benefit				(651)	(5,079)
				1,490	11,631

(2) Includes stock-based compensation charges related to options and non-vested stock awards.

(3) Other includes the following:
				$ ’000	ZAR ’000
Tax rate change				(3,456)	(26,524)
JSE listing costs				441	3,442
Facility fee				748	5,838
Unrealized foreign exchange gain related to a short-term investment, net of tax of
$2,100				(3,976)	(31,940)
				(6,243)	(49,184)

Three months ended September 30, 2007

	Three months ended September 30,
		Amortization
		of Prism and
		EasyPay	Stock-	2007
	2007	intangible	based	Funda-
	GAAP	assets(1)	charge(2)	mental

Net income (USD’000)	17,928	890	841	19,659
Earnings per share, basic (USD cents)	31			34

Net income (ZAR’000)	127,714	6,344	5,991	140,049
Earnings per share, basic (ZAR cents)	224			245

(1) Amortization of Prism and EasyPay intangibles, net of deferred tax benefit:
	$ ’000	ZAR ’000
Customer relationships	369	2,630
Software and unpatented technology	95	679
Trademarks	932	6,642
Deferred tax benefit	(506)	(3,607)
	890	6,344

(2) Includes stock-based compensation charge.

Net 1 UEPS Technologies, Inc.
Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended September 30, 2008 and 2007

	2008	2007
Net income (USD’000)	$26,244	$17,928
Adjustments:
Profit on sale of property, plant and equipment (USD’000)	(1)	(10)
Tax effects on above (USD’000)	-	4

Net income used to calculate headline earnings (USD’000)	$26,243	$17,922

Weighted average number of shares used to calculate net income per share
basic earnings and headline earnings per share basic earnings (‘000)	57,436	57,110

Weighted average number of shares used to calculate net income per share
diluted earnings and headline earnings per share diluted earnings (‘000)	57,766	57,453

Headline earnings per share:
Basic earnings – common stock and linked units, in US cents	46	31
Diluted earnings – common stock and linked units, in US cents	45	31

Net 1 UEPS Technologies, Inc.
Attachment D

FREQUENTLY ASKED QUESTIONS

1. What is the status of the SASSA tender?

     On November 3, 2008, we received the final decision in respect of the Payment Service Tender from the CEO of the South African Social Security Agency (“SASSA”), advising us that the CEO has decided to: (i) make no award of tenders submitted in response to SASSA Tender 19/06/BS and to terminate the procurement process; and (ii) defer a decision about commencing a fresh tender process for the provision of a social assistance grants payment service. The CEO cited a number of defects in the original request for proposals published by SASSA and in the bid evaluation process.

2. How does the cancellation of the tender influence the current contracts ?

     Our current contracts expire on March 31, 2009. We believe that SASSA’s statement to defer a decision about commencing a fresh tender process will necessitate a further extension of our current contracts. The terms and conditions of our current service level agreements will probably remain unchanged during any extension period.

3. How does the cancellation of the tender influence your strategic planning?

     SASSA may decide to extend our current contracts on a short term renewal basis. We have the capacity to operate this business without compromising our high service levels regardless of the period, or frequency, of any extension periods granted. Our medium and long term strategic goals are not dependent on our social welfare payments business. Our strategic planning is focused on the globalization of our technology by following a disciplined approach to new markets, through careful evaluation of new opportunities. Where we believe it makes sense, we will use partnerships or make acquisitions to accelerate our entry into new markets.

     Our technology is unique and unlike any other payment system, resulting in sales cycles that are unpredictable and often stretch over a period of years. It is therefore particularly difficult to provide clear short term visibility on our international prospects and the specific product, application or business model that will ultimately be implemented in a specific country or territory as a myriad of factors need to be considered, such as the corporate and regulatory environment, central bank requirements, tax regimes, compilation of business plans, etc. We have dedicated sales and marketing teams who focus on our specific target regions of Africa, the Middle East and Central and Eastern Europe and we plan to introduce dedicated teams for South America and Asia – Pacific Rim in the near future. We have expanded our strategic planning to include the BGS activities and prospects, with particular emphasis on significantly expanding the application of our technology in the Russian Federation and the CIS Republics with our current partners as well as other interested organizations. We recently completed a comprehensive training program of the BGS business development team to ensure that their activities are aligned with the Net1 group strategy.

4. What was the rationale for acquiring BGS Smartcard Systems AG (“BGS”)?

     BGS is an Austrian company whose core business consists of developing and integrating smart card-based offline and online financial transaction systems. Since 1993, BGS has implemented tailor-made smart card-based payment solutions, focusing on emerging economies and in cooperation with banks, enterprises and government authorities. BGS has provided systems to customers in Russia, Ukraine, Uzbekistan, India and Oman. BGS’ system, Dual Universal Electronic Transactions (“DUET”), was developed by BGS as a derivative of the first version of our UEPS technology that we licensed to BGS in 1993. BGS’ largest customer is Sberbank, the largest financial institution in Russia, which owns the remaining 19.9% of BGS.

     BGS is headquartered in Vienna, Austria, and has subsidiaries in India and Russia, and a branch office in the Ukraine. Distributors are located in Asia, Central and South America, the Commonwealth of Independent

States and the Middle East. BGS employs more than 100 people worldwide, including 75 staff members in the research and development and the technical division. BGS’ approach is to offer its customers an adaptive and flexible turnkey solution which encompasses modular smart card and back-office solutions, hardware, consulting services, product customization and integration, installation, system implementation and technical support and training.

We believe that the acquisition of BGS offers numerous potential strategic benefits, including the following:

  Increasing Net1’s revenues from providing its financial services and value-added products to a new cardholder base. BGS has historically employed a business model which focused on selling its product offering into various countries. In contrast, Net1’s service-based business model focuses on generating continuing revenues from its cardholder base through transaction-based fees, financial services and value-added products. We believe that the geographical footprint of BGS is now large enough to allow us to overlay our service-based model onto the various DUET systems operating in Russia and other countries, thereby creating new revenue streams for BGS and system operators.

  Enhancing Net1’s product offering by leveraging technology platforms and IT development resources. We believe that our technological leadership in fields such as biometric identification and in the integration of its UEPS technology with GSM will allow us to create new business opportunities for BGS such as national identification, voting and welfare distribution systems and cell phone-based payment solutions. Further, the addition of BGS’ skilled human resources in the information technology area should greatly assist us in the ongoing development of our technologies and maintenance of our existing systems.

  Increasing the depth of the management team with the addition of experienced executives. Leonid Delberg and Richard Schweger have led BGS since 1997 and have over 25 years of combined experience in the smart card industry. Messrs. Delberg and Schweger will continue as senior executives of BGS and oversee its expansion and integration with Net1. We believe that the expertise and experience of BGS’ senior management will greatly assist us in our global expansion initiatives.

  Accelerating the rollout of UEPS in Russia and other new territories. There is little geographical overlap in our and BGS’ operations and thus, the acquisition offers us the opportunity to establish relationships in countries where we believe there are exciting opportunities for the implementation of our technology but where we have minimal current relationships. We believe that having a local partner is important to the success of international implementation of our systems. We further believe that Sberbank, through its leading market position in Russia, can offer Net1 its extensive business network to implement our complete suite of products there and will be motivated to do so by virtue of its continued participation as a shareholder in BGS.

5. How was the acquisition of BGS financed?

     We obtained a $110 million six-month bank loan facility to fund the cash portion of the purchase price for the BGS acquisition. We were entitled to settle the full facility at any time during the six-month period without incurring a prepayment penalty. During the three months ended September 30, 2008, we utilized approximately $103 million of this facility to pay the cash portion of the purchase price, the $1.1 million facility fee and transaction-related costs. The interest rate charged on this facility was LIBOR plus 2.50% .

     We paid the lender an upfront facility fee of $1.1 million and we have amortized the facility fee over the period that the loan was outstanding. Included in interest income, net for the three months ended September 30, 2008, is $0.7 million related to the facility fee. The remaining $0.4 million will be expensed during the three months ended December 31, 2008.

     On October 16, 2008, the Company used internally generated funds to repay the loan in full and all collateral security arrangements were terminated. Our secondary listing on the JSE provided us with the ability to utilize a substantial portion of our South African cash reserves to settle the loan. In anticipation of the listing and the subsequent repayment of the loan, we hedged the currency risk by investing the South African Rands earmarked for the loan repayment in a 32 day deposit account in Luxembourg. The subsequent depreciation of the Rand against the US dollar resulted in a realized foreign exchange gain of ZAR 248.1 million, of which we recognized ZAR 48.8 million as an unrealized gain during the first quarter.

6. Why did Net1 obtain a secondary listing on the JSE?

The main purposes for our listing on the JSE were to:

  enhance South African investors’ awareness of us, thereby enlarging our potential investor base and increasing trade in our shares;

  provide ourselves with an additional source from which capital to facilitate growth can be obtained;

  optimize and simplify our capital structure by eliminating the linked units;

  enable us to externalize our South African reserves when required;

  externalize our South African reserves without incurring significant leakage;

  facilitate direct investment in our common stock by South African residents and the investors utilizing the trading platform operated by the JSE; and

  create additional liquidity for current South African investors.

     As a result of our listing on the JSE our shareholders are now able to trade their share of common stock on the Nasdaq Global Select Market, or Nasdaq, and the JSE. During the first quarter of fiscal 2009, we incurred expenses of approximately $0.4 million related to our inward listing on the JSE.

7. Has the volatility in the global equity and credit markets affected your business prospects?

     No. We have sufficient cash reserves and financing arrangements to continue our current business activities. We do not share the prevailing negative global sentiment towards emerging markets as our technology is focused on these territories and remains in demand, especially when the weaknesses of traditional banking systems have become patently clear. Significant weakness in our share price caused by the prevailing market conditions could, however, have an impact on our ability to pursue certain acquisitions that may accelerate our global expansion.

8. How do you forecast growth in the beneficiary numbers in your social welfare payment business?

     There are no official beneficiary growth forecasts. We forecast beneficiary numbers using the budgeted expenditure on social welfare grants provided in the South African government’s budget, taking into account that the amount budgeted for is a function of beneficiary numbers, as well as the average amount paid to each beneficiary class. Based on past experience and an analysis of the information at hand, we anticipate beneficiary growth of approximately 6% per annum. The growth in beneficiary numbers is fairly “lumpy” and is influenced by factors such as the government’s marketing and registration programs and the time taken by SASSA to process new grant applications.

9. What is the status of the wage payment system implementation with Grindrod Bank?

     We officially launched the wage payment system in the KwaZulu-Natal province on May 12, 2008 and we have successfully implemented several systems with smaller employers in the area, mainly in the agricultural sector. During the first quarter of fiscal 2009, we entered into an agreement with our first major corporate customer to utilize the wage payment system. Our customer is the largest provider of security and guarding services in South Africa and employs approximately 20,000 people. We commenced with the registration process during the second quarter of fiscal 2009 and we expect to complete the enrollment of all employees by the end of the third quarter of fiscal 2009.

10. What is the size of the market opportunity for the wage payment system and how successful will Net1 and Grindrod Bank be in penetrating this market?

     The target markets for the wage payment system are the un-banked and under-banked wage earners in South Africa, estimated at five million people. These wage earners are typically paid in cash on a weekly, bi-weekly or monthly basis and have all the risks associated with cash payments, but none of the benefits associated with having a formal bank account. Net1 and Grindrod Bank plan to offer these wage earners a UEPS smart card that will allow the card holder to receive payment, transact and access other financial services in a secure, cost-effective way.

     We market the wage payment system to medium and large employers and to trade unions. The value proposition presented to employers focuses on the following key features:

  Safety – Security risks associated with cash transportation and short-payment disputes are eliminated;

  Cost-effectiveness – Our wage payment solution is significantly cheaper than the current cost to employers of preparing and distributing cash pay packets;

  Improved productivity – Our solution obviates the need to set aside valuable production time to physically pay employees; and

  Convenience – With our system, wages can be distributed off-line at any time, and financial products, such as cash advances, can be offered to the employee without placing any administrative burden on the employer.

Our value proposition to unions and employees has the following key elements:

  Safety – The personal safety risk of carrying cash is eliminated;

  Security – Our smart cards can only be used in conjunction with biometric verification and are completely loss tolerant – no money is lost if the card is lost or stolen;

  Convenience – Our cards can be used at any participating retailer or service provider at any time. Card holders can obtain cash from any participating retailer, eliminating the need to search for an available ATM;

  Cost effectiveness – Our solution is significantly cheaper than any other bank product, as we recover our fees mainly from employers, merchants and service providers; and

  Access to credible and affordable facilities, such as money transfers, loans, interest paying savings, life insurance and third party payments.

11. Can you provide an update on the Ghana contract?

     During the first quarter of fiscal 2009 we continued with the delivery of hardware including POS devices and the remaining smart cards under our contract with the Bank of Ghana. In addition, we commenced delivery of smart cards and ATMs under additional purchase orders we received. During the first quarter of fiscal 2009 we delivered hardware, including smart cards and terminals, to the Bank of Ghana and recognized revenue of approximately $3.9 million (ZAR 30.4 million).

12. What is the status of the UEPS deployment in Iraq?

     The first UEPS transaction was performed in August 2008, in Baghdad, Iraq, during the official launch of the UEPS smart card technology with the two state banks that are part of the consortium to which we are providing a customized UEPS banking and payment system. Our first project in Iraq is a pilot involving 100,000 beneficiaries. The pilot calls for implementation of our UEPS technology across selected bank branches and will enable the distribution and payment of government grants to war victims and martyrdom beneficiaries, as well as salary and wage distribution and payment to employees of the two banks. Approximately 40,000 beneficiaries have been registered and issued with UEPS cards to date.

     We expect to generate revenue in the second quarter of fiscal 2009. Under the agreement, we will receive ongoing transaction and license fees, as well as payments for the provision of outsourcing services and the sale of hardware.

13. What is VTU and how does the revenue model work?

     VTU, or Virtual Top Up, facilitates mobile phone-based pre-paid airtime vending. The VTU technology enables prepaid cell users to purchase additional airtime simply, securely and conveniently through the distribution of airtime value from a vendor’s cellular handset to that of the customer, as opposed to through the use of a voucher. We derive revenue from the sale of VTU licenses to mobile operators and we have recently established VTU businesses in Colombia and Vietnam, where we are minority shareholders in companies that provide a VTU service to prepaid cell phone users. These businesses generate revenue by charging a percentage of the value of the airtime distributed through VTU.

Our business in Colombia has demonstrated the following growth since April 2008:

	Apr-08	May-08	Jun-08	Jul-08	Aug-08	Sep-08	Oct-08
Revenues (COP '000)	456,162	561,689	719,641	1,088,377	1,304,821	1,469,685	2,006,000
Percentage growth
(month on month)		23%	28%	51%	20%	13%	36%

Number of transactions	67,973	83,646	105,983	166,009	226,475	281,927	400,000
Percentage growth
(month on month)		23%	27%	57%	36%	24%	42%

The average exchange rate during the seven months ended October 31, 2008 was US$ 1: COP 1919

14. What are your new patents for mobile payments all about?

     Our latest patents incorporate our UEPS and SIM card expertise into a system that will seamlessly bridge mobile phones to existing payment infrastructures such as ATMs, POS devices, the Internet and voice channels. The application of these patents will allow any mobile phone user to effect payments that are generally referred to as “card not present” payments completely securely, through the utilization of a once off, disposable, virtual credit or debit card.

15. What is the “pre-funded social welfare grant receivable” line item on the balance sheet?

     We have a unique cash flow cycle due to our obligations to pre-fund the payments of social welfare grants in the KwaZulu-Natal and Eastern Cape provinces. We provide the funds required for the grant payments on behalf of these provincial governments from our own cash resources and are reimbursed within two weeks by the KwaZulu-Natal and Eastern Cape governments, thus exposing ourselves to these provinces’ credit risk. In addition, through our merchant acquiring system, we may also pre-fund social welfare grants in the provinces where we operate. These obligations result in a peak funding requirement, on a monthly basis, of approximately $48.9 million (ZAR 340 million) for each of the KwaZulu-Natal and Eastern Cape contracts. The funding requirements are at peak levels for the first three weeks of every month during the year.

     The pre-funded social welfare grant receivable line also includes funding provided to certain merchants participating in our merchant acquiring system. This funding is provided in order to provide liquidity during the peak payment periods of the month (usually the first week of the pay cycle) because the payment of social welfare grants on our behalf places a burden on the merchant’s cash resources. In cases where the merchant is not provided pre-funding during the payment cycle it is reimbursed within 48 hours of the payment of the social welfare grant on our behalf. The amount paid as social welfare grants by the merchants on our behalf are available almost immediately from the provincial governments in the Limpopo, North West and Northern Cape provinces and within two weeks from the KwaZulu-Natal and Eastern Cape provincial governments because we pre-fund these two provinces.

     The actual quantum of Net1’s cash reserves should be evaluated by regarding this highly liquid, very short-term receivable as a near-cash equivalent.

16. How are you growing the management team?

     During the last year, we made significant progress in strengthening the Net1 management team. Also, our recent acquisition of BGS provides us with two executives with long experience in the smart card industry and additional IT professionals to strengthen the Net1 research and development environment.

     We have appointed three senior managers to assist Brenda Stewart, our senior vice-president of marketing and sales with project management, marketing and implementation activities on a global basis. We have also appointed a senior manager to oversee the established activities of our international and SmartSwitch operations and we have created an investment forum to consider all aspects of prospective investments in new territories.

     Our finance, administration, human resources, compliance and treasury functions are growing continuously to provide a high level of support to the group.

     Our vice president – investor relations recently resigned but we are actively seeking a replacement to address shareholder queries and improve our investor relations function.

     Finally, we have restructured and strengthened our operations teams to ensure ongoing effective management of our South African social welfare and wage payment activities.

     We are committed to growing the Net1 management team to ensure that we are able to capitalize on the myriad of opportunities we are presented with on an ongoing basis.

17. You are highly cash generative and show a strong cash balance on your balance sheet, why do you not return some of this money to shareholders?

     We have not paid any dividends on our shares of common stock during our last two fiscal years and presently intend to retain future earnings to finance the expansion of the business. We do not anticipate paying any cash dividends in the foreseeable future. The future dividend policy will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors. We may also consider share buy-backs from time to time, depending on the prevailing market conditions.

18. What effect will the proposed abolishment of Secondary Taxation on Companies in South Africa have on Net1?

     On February 21, 2007, the South African Minister of Finance announced in his National Budget speech that the National Government intends to phase out Secondary Taxation on Companies, or STC, and introduce a dividend tax at a shareholder level. Currently, South African companies are required to pay STC at a rate of 10.00% on dividends distributed, subject to certain exemptions. If a dividend tax is introduced South African companies will no longer be liable to pay STC and the shareholder will be liable to pay the dividend tax. Treaty relief would be available for foreign shareholders.

     The reform is being implemented in two phases. The first phase entailed a reduction of the STC rate, effective October 1, 2007, to 10.00% and the second phase, now expected in calendar 2010 will result in a total conversion to a dividend tax. It is likely that South African companies will be required to withhold the dividend tax on all dividends paid.

     We can not reasonably determine whether the second phase will be enacted as proposed and we will comply with that new tax legislation once it has been enacted. If the announcements made by the South African Minister of Finance in his National Budget speeches regarding the second phase are enacted, under current enacted tax legislation, we expect the proposed replacement of STC with a dividend tax to reduce our current fully distributed rate of 34.55% to 28%. Under US GAAP, we apply the fully distributed tax rate of 34.55% to our deferred taxation assets and liabilities. We have not yet determined whether we would qualify for the treaty relief available to foreign shareholders.

19. What effect did the change in the South African tax rate from 29% to 28% have on your first quarter of fiscal 2009 results?

     The change in tax rate was promulgated on July 22, 2008. Our fully distributed tax rate was reduced to 34.55% from 35.45% during the first quarter of fiscal 2009 and has resulted in an income tax benefit included in our income tax expense line of $3.5 million.